Exhibit h(viii)
SUB-ADMINISTRATION AND
SUB-TRANSFER AGENCY AND SHAREHOLDER SERVICES AGREEMENT
     AGREEMENT dated as of January 1, 2008 between Diamond Hill Capital Management, Inc. (the “Administrator”), an Ohio corporation, and JPMorgan Chase Bank, N.A. (“JPMorgan”), a Delaware corporation.
     WHEREAS, Diamond Hill Funds (the “Trust”) is a management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and
     WHEREAS, shares of beneficial interest in the Trust are divided into separate series (each, along with any series which may in the future be established, a “Fund,” collectively, the “Funds”); and
     WHEREAS, the Trust has engaged the Administrator to perform certain administrative services for the Trust; and
     WHEREAS, the Administrator wishes to employ JPMorgan to perform certain services for the Trust, including serving as sub-administrative services agent and sub-transfer, shareholder servicing and dividend disbursing agent; and
     WHEREAS, JPMorgan wishes to provide such services under the conditions set forth below;
     NOW, THEREFORE, in consideration of the promises and mutual covenants contained in this Agreement, the Administrator and JPMorgan agree as follows:
     1. APPOINTMENT.
          The Administrator hereby appoints JPMorgan as agent to perform those services described in this Agreement for the Funds. JPMorgan shall act under such appointment and perform the obligations thereof in accordance with the Trust’s current Registration Statement and as required by applicable federal laws and regulations upon the terms and conditions hereinafter set forth. The appointment shall begin at a time mutually agreed upon by the parties.
     2. DOCUMENTATION.
          The Administrator will furnish from time to time the following documents:
          A. Each resolution of the Board of Trustees of the Trust authorizing the original issue of the shares of the Funds;
          B. Each Registration Statement filed with the Securities and Exchange Commission (the “SEC”) and amendments thereof;

          C. A certified copy of the Agreement and Declaration of Trust and the Bylaws of the Trust and each amendment thereto;
          D. Certified copies of each resolution of the Board of Trustees authorizing officers to give instructions to the Administrator or JPMorgan;
          E. Copies of all agreements with service providers on behalf of the Funds, including advisory agreements, sub-advisory agreements, underwriting and dealer agreements and custody agreements in effect;
          F. Copies of all policies and procedures adopted by the Board of Trustees, including the Trust’s Compliance Program adopted pursuant to Rule 38a-1 under the 1940 Act (the “Compliance Program”);
          G. Copies of any or all deficiency letters or other correspondence resulting from examinations, audits or reviews conducted by the SEC, the Financial Industry Regulatory Authority (“FINRA”) or any other administrative or regulatory body, whether governmental or private;
          H. A listing of all jurisdictions in which each Fund (and class thereof) is lawfully available for sale as of the date of this Agreement and in which the Trust desires JPMorgan to effect a blue sky filing;
          I. All Notices of and Proxy materials related to any Annual or Special Meetings of Shareholders of the Trust, including any that proposed the merger, reorganization or liquidation of a Fund;
          J. Copies of all documents relating to special investment or withdrawal plans which are offered or may be offered in the future by the Funds and for which JPMorgan is to act as plan agent;
          K. Such other certificates, documents or opinions that JPMorgan may, in its discretion, deem necessary or appropriate in the proper performance of its duties; and
          L. A copy of the Trust’s written Anti-Money Laundering Program (the “AML Program”), including any related Policies and Procedures.
          M. The Administrator shall furnish JPMorgan with written copies of any amendments to, or changes in, any of the items referred to in this Paragraph 2 forthwith upon such amendments or changes becoming effective. In addition, the Trust agrees that no amendments or changes will be made to the Trust’s Prospectuses or Statement of Additional Information, the AML Program or the Compliance Program, which might have the effect of changing the procedures employed by JPMorgan in providing the services agreed to hereunder or which amendment might affect the duties of JPMorgan hereunder unless the Trust first obtains JPMorgan’s approval of such amendments or changes, which approval shall not be withheld unreasonably.

SUB-ADMINISTRATION
     3. TRUST ADMINISTRATION.
          Subject to the ultimate direction and control of the Board of Trustees of the Trust, JPMorgan shall perform the sub-administration services to the Trust detailed in Schedule A. JPMorgan shall perform such other administrative and services for the Trust and each of the Funds that are mutually agreed upon by the parties from time to time, for which the Administrator will pay JPMorgan the amounts agreed upon between them.
TRANSFER AGENCY AND SHAREHOLDER SERVICING
          Subject to the ultimate direction and control of the Board of Trustees of the Trust, JPMorgan shall perform the transfer agency and shareholder services to the Trust detailed in Schedule B. JPMorgan shall perform for the Trust and each of the Funds such other services that are mutually agreed upon by the parties from time to time, for which the Administrator will pay JPMorgan the amounts agreed upon between them.
     4. BANK ACCOUNTS.
          JPMorgan is hereby granted such power and authority as may be necessary to establish one or more bank accounts for the Trust with such bank or banks as are acceptable to the Trust, as may be necessary or appropriate from time to time in connection with the transfer agency services to be performed hereunder. The Trust shall be deemed to be the customer of such Bank or Banks for purposes of such accounts. To the extent that the performance of such services hereunder shall require JPMorgan to disburse amounts from such accounts in payment of dividends, redemption proceeds or for other purposes hereunder, the Trust shall provide such bank or banks with all instructions and authorizations necessary for JPMorgan to effect such disbursements.
     5. RECORDKEEPING AND OTHER INFORMATION.
          Prior to the commencement of JPMorgan’s responsibilities under this Agreement, if applicable, the Administrator shall deliver or cause to be delivered over to JPMorgan (i) an accurate, certified list of shareholders of each Fund, showing each shareholder’s address of record, number of shares owned and whether such shares are represented by outstanding share certificates and (ii) all shareholder records, files, and other materials necessary or appropriate for proper performance of the functions assumed by JPMorgan under this Agreement including, without limitation, special instructions regarding withholding, dividend options and householding (collectively referred to as the “Materials”). The Administrator shall, on behalf of each applicable Fund or class, indemnify and hold JPMorgan, its directors, officers, employees, shareholders, agents, control persons and affiliates of any thereof, harmless from and against any and all losses, damages, claims, suits, actions, demands, costs, charges, fees, payments, expenses and liabilities (whether with or without basis in fact or law), including legal fees and expenses and investigation expenses, of any and every nature, arising out of or attributable to any error, omission, inaccuracy or other deficiency of the Materials, or out of the failure of the Administrator to provide any portion of the Materials or to provide any information in the Administrator’s possession or control reasonably needed by JPMorgan to perform the services described in this Agreement.
     6. ANTI-MONEY LAUNDERING
          A. The Administrator acknowledges that the Trust is a financial institution subject to the law entitled United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (“USA PATRIOT”) Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”) and shall comply with the AML Acts and applicable regulations adopted thereunder (collectively, the “Applicable AML Laws”) in all relevant respects, subject to the delegation of certain responsibilities to JPMorgan as provided in the next sub-paragraph below.
          B. The Administrator and the Trust hereby delegate to JPMorgan the performance, on behalf of the Trust, of the anti-money laundering services set forth in the Anti-Money Laundering Program Service Addendum (the “AML Services”) with respect to the shareholder accounts maintained by JPMorgan pursuant to this Agreement. JPMorgan agrees to the foregoing delegation and agrees to perform such services in accordance with the Trust’s AML Program. In connection therewith, JPMorgan agrees to maintain policies and procedures, and related internal controls, that are consistent with the Trust’s AML Program and the requirement that the Trust employ procedures reasonably designed to achieve compliance with the Applicable AML Laws, including the requirement to have policies and procedures that can be reasonably expected to detect and cause the reporting of transactions under Section 5318 of the Bank Secrecy Act. JPMorgan’s obligations under this delegation shall be subject to Paragraphs 2.L. and 2.M., which require that the AML Program and any material amendments thereto be submitted to JPMorgan for its review and consent.
          C. The Trust agrees and acknowledges that, notwithstanding the delegation provided for in the foregoing paragraph, the Trust maintains full responsibility for ensuring that its AML Program is, and shall continue to be, reasonably designed to ensure compliance with the Applicable AML Laws, in light of the Trust’s particular business, taking into account factors such as its size, location, activities and risks or vulnerabilities to money laundering.
          D. In connection with the foregoing delegation, the Trust also acknowledges that the performance of the AML Services involves the exercise of discretion which in some circumstances may result in consequences to the Trust and its shareholders (such as in the case of the reporting of suspicious activities and the freezing of shareholder accounts). In this regard, (i) under circumstances in which the AML Program authorizes the taking of certain actions, JPMorgan is granted the discretion to take any such action as may be authorized under the AML Program, and consultation with the Trust shall not be required in connection therewith unless specifically required under the AML Program, and (ii) the Trust instructs JPMorgan that it may avail the Trust of any safe harbor from civil liability that may be available under Applicable AML Laws for making a disclosure or filing a report thereunder.

          E. As concerns Networking Level III accounts and omnibus accounts, the AML Services performed by JPMorgan are subject to a more limited scope, as contemplated under the release concerning the interim final rule of the Department of the Treasury, 31 CFR 103, effective April 24, 2002 (the “Interim Final Rule”) and the performance by the Trust of the risk-based evaluation of entities holding such accounts, as contemplated under the release pertaining to the Interim Final Rule. The foregoing reference to the Interim Final Rule shall be deemed to include laws and regulations adopted subsequent to the Interim Final Rule, if and to the extent consistent therewith.
BLUE SKY
     7. Subject to the ultimate direction and control of the Board of Trustees of the Trust, JPMorgan shall qualify each Fund for sale in various states (“blue sky” filings) as instructed by the Trust. With few exceptions, every offer or sale of a security must, before it is offered or sold in a state, be registered or exempt from registration under the securities (blue sky) laws of the state or states in which the security is offered or sold. In the event that a Fund is not registered in all fifty states, JPMorgan shall qualify that Fund for sale in a particular promptly upon notice. The Trust agrees to indemnify and hold harmless JPMorgan for any and all damages and costs associated with the Trust’s offer or sale of a Fund in a state for which the Fund is not qualified for offer or sale, unless the Fund was not so qualified due to JPMorgan’s failure to act promptly following notice from the Trust.
     8. The Administrator, on behalf of the Trust, hereby grants JPMorgan, and JPMorgan hereby accepts, a limited power of attorney on behalf of the Trust and each of the Funds to execute all blue sky filings and other related documents necessary to effect such blue sky services. JPMorgan will remit to the respective jurisdictions the requisite blue sky filing fees for the shares of the relevant Fund(s) (or classes thereof); provided however, that the Trust timely provides JPMorgan in advance of such filings with (i) the requisite number of copies of each document (i.e., definitive prospectuses) requested by JPMorgan (to the extent such documents are required to effect the relevant filing) and (ii) filing fees. The Trust will, from time to time as specifically agreed between the parties, facilitate a wire transfer of funds to JPMorgan for the payment of the aforementioned filing fees promptly upon request by JPMorgan. JPMorgan will request the funds necessary for the payment of the filing fees in advance of the date the fees become due.
GENERAL
     9. RECORD RETENTION AND RETURN
          A. JPMorgan shall keep and maintain on behalf of the Trust all books and records which the Trust is, or may be, required to keep and maintain by applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the 1940 Act and the rules thereunder, as the same may be amended from time to time, pertaining to the various functions performed by JPMorgan and not otherwise created and maintained by another party pursuant to contract with the Trust. Where applicable, such records shall be maintained by JPMorgan for the periods and in the places required by Rules 31a-1 and 31a-2 under the 1940

Act. The retention of such records and other data created and maintained pursuant to this Agreement shall be at the expense of the Trust. All such records shall be the property of the Trust at all times and shall be available during regular business hours for reasonable audit and inspection by the Trust or its agents, or any regulatory agency having authority over the Trust.
          B. JPMorgan may at its option at any time, and shall promptly upon the Trust’s demand, turn over to the Trust and cease to retain the Trust’s files, records and documents created and maintained by JPMorgan pursuant to this Agreement which are no longer needed by JPMorgan in the performance of its services or for its legal protection. If not so turned over to the Trust, such documents and records will be retained by JPMorgan for six years from the year of creation.
     10. DATA ACCESS AND PROPRIETARY INFORMATION.
          The Administrator acknowledges that the data bases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Administrator by JPMorgan as part of the Administrator’s ability to access certain Trust-related data (“Customer Data”) maintained by JPMorgan on data bases under the control and ownership of JPMorgan or another third party (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to JPMorgan or other third party. In no event shall Proprietary Information be deemed Customer Data. The Administrator agrees to treat all Proprietary Information as proprietary to JPMorgan and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder.
     11. COOPERATION WITH ACCOUNTANTS.
          JPMorgan shall cooperate with the Trust’s independent public accountants and shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their unqualified opinion where required for any document for the Trust.
     12. SPECIAL SERVICES AND REPORTS AND EXCEPTION PROCESSING.
          A. JPMorgan may provide special services and reports with respect to the Trust, subject to an additional charge as detailed in Schedule C, or such other services and reports as may be reasonably requested by the Administrator or the Trust’s investment adviser, which may result in an additional charge, the amount of which shall be agreed upon between the parties. JPMorgan will make available to the Administrator other services, at its option, such as the i-online services set forth in the Addendums attached hereto.
          B. JPMorgan may provide exception processing upon the request of the Administrator or the Trust’s investment adviser, which may result in an additional charge, the amount of which shall be agreed upon between the parties. Exception processing includes, but is not limited to, processing which:

               (i) requires JPMorgan to use methods and procedures other than those usually employed by JPMorgan to perform its obligations under this Agreement;
               (ii) involves the provision of information to JPMorgan after the commencement of the nightly processing cycle of JPMorgan’s transfer agency, administration and/or fund accounting processing system; or
               (iii) requires more manual intervention by JPMorgan, either in the entry of data or in the modification or amendment of reports generated by JPMorgan’s transfer agency, administration and/or fund accounting processing system than is usually required.
          C. Instructions / Certain Procedures, etc.
          JPMorgan shall be protected in acting upon any document that it reasonable believes to be genuine and to have been signed or presented by the proper person or persons. JPMorgan will not be held to have notice of any change of authority of any officers, employees or agents of the Trust until receipt of actual notice thereof from the Trust.
          Whenever JPMorgan is requested or authorized to take action hereunder pursuant to instructions from a shareholder, or a properly authorized agent of a shareholder (“shareholder’s agent”), concerning an account in a Fund, JPMorgan shall be entitled to rely upon any certificate, letter or other instrument or communication (including electronic mail), reasonably believed by JPMorgan to be genuine and to have been properly made, signed or authorized by an officer or other authorized agent of the Trust or by the shareholder or shareholder’s agent, as the case may be, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of the Trust or any other person authorized by the Board or by the shareholder or shareholder’s agent, as the case may be.
          As to the services to be provided hereunder, JPMorgan may rely conclusively upon the terms of the relevant Prospectus and Statement of Additional Information, and Rule 38a-1 Compliance Program of the Trust relating to the extent that such services are described therein unless JPMorgan receives written instructions to the contrary in a timely manner from the Trust.
          The parties hereto may amend any procedures adopted, approved or set forth herein by written agreement as may be appropriate or practical under the circumstances, and JPMorgan may conclusively assume that any special procedure which has been approved by an executive officer of the Trust (other than an officer or employee of JPMorgan) does not conflict with or violate any requirements of the Trust’s Declaration of Trust, By-Laws or then-current prospectuses, or any rule, regulation or requirement of any regulatory body.
          The Administrator acknowledges and agrees that deviations from JPMorgan’s written transfer agent operational and compliance procedures may involve a substantial risk of loss. In the event an authorized representative of the Administrator or the Trust requests that an exception be made from any written compliance, transfer agency, administration, fund accounting or any other procedures adopted by JPMorgan, or any requirements of the AML Program or Compliance Program, JPMorgan may in its sole discretion determine whether to permit such exception. In the event JPMorgan determines to permit such exception, the same shall become effective when set forth in a written instrument executed by an authorized representative of the Trust (other than an employee of JPMorgan) and delivered to JPMorgan (an “Exception”); provided that an Exception concerning the requirements of the Trust’s AML Program shall be authorized by the Trust’s AML Compliance Officer. An Exception shall be deemed to remain effective until the relevant instrument expires according to its terms (or if no expiration date is stated, until JPMorgan receives written notice from the Trust that such instrument has been terminated and the Exception is no longer in effect). Notwithstanding any provision in this Agreement that expressly or by implication provides to the contrary, as long as JPMorgan acts in good faith, JPMorgan shall have no liability for any loss, liability, expenses or damages to the Trust resulting from the Exception, and the Administrator shall indemnify JPMorgan and hold JPMorgan harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages resulting to JPMorgan there from.
     13. SUBCONTRACTING.
          JPMorgan may, at its expense, subcontract with any entity or person concerning the provision of the services contemplated hereunder; provided, however, that JPMorgan shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that JPMorgan shall be responsible for all acts of such subcontractor as if such acts were its own.
     14. COMPENSATION.
          For performing its services under this Agreement, the Administrator shall pay JPMorgan a monthly fee with respect to each Fund in accordance with Schedule D attached hereto.
     15. EXPENSES.
          A. JPMorgan shall furnish, at its expense and without cost to the Administrator, the services of JPMorgan personnel to the extent that such services are required to carry out its obligations under this Agreement. All costs and expenses not expressly assumed by JPMorgan under this Paragraph shall be paid by the Administrator. A list of typical Trust expenses is set forth in Schedule E; this list is not all inclusive.
          B. The Administrator authorizes JPMorgan to receive payment of fees due to JPMorgan or to be reimbursed for Fund expenses JPMorgan pays on behalf of the Fund directly from the Fund. JPMorgan will provide the Administrator with documentation detailing such fees or expenses within a reasonable time corresponding to the payment of the fees or expenses. Administrator approval shall not, however, be required in advance of such payments. In the event of a dispute arising from the payment of fees or expenses and upon mutual agreement by the Administrator and JPMorgan as to the appropriate resolution of the dispute, the Administrator and/or JPMorgan shall make the necessary reimbursements to the Fund.

     16. REFERENCES TO JPMORGAN OR THE TRUST.
          A. Neither the Administrator, the Trust or their agents shall circulate any printed matter that contains any reference to JPMorgan without the prior written approval of JPMorgan, excepting solely such printed matter as merely identifies JPMorgan as Sub-Administrative Services Agent and Sub-Transfer, Shareholder Servicing and Dividend Disbursing Agent. The Administrator will submit printed matter requiring approval to JPMorgan in draft form, allowing sufficient time for review by JPMorgan and its counsel prior to any deadline for printing.
          B. JPMorgan shall not circulate any printed matter that contains any reference to the Administrator or the Trust without the prior written approval of the Administrator or the Trust, excepting solely such printed matter as merely identifies the Administrator as a client of JPMorgan. JPMorgan will submit printed matter requiring approval to the Administrator in draft form, allowing sufficient time for review by the Administrator and its counsel prior to any deadline for printing.
     17. LIMITATION OF LIABILITY AND INDEMNIFICATION.
          A. JPMorgan shall not be liable for any error of judgment or mistake of law or for any loss or expense suffered by the Administrator or third parties, in connection with the matters to which this Agreement relates, except for a loss or expense solely caused by or resulting from JPMorgan’s gross negligence or willful misconduct.
          B. JPMorgan shall not be responsible for, and the Administrator shall indemnify and hold JPMorgan and its directors, officers, agents and employees (collectively the “Indemnitees”) harmless from and against any and all claims, liabilities, losses, damages, fines, penalties and expenses, including out-of-pocket and incidental expenses and legal fees (“Losses”) that may be imposed on, incurred by, or asserted against, the Indemnitees or any of them in the performance of its/their duties hereunder, including but not limited to those arising out of or attributable to:
               (i) any and all actions of the Indemnitees required to be taken pursuant to this Agreement;
               (ii) the reliance on or use by the Indemnitees of information, records, or documents which are received by the Indemnitees and furnished to it or them by or on behalf of the Administrator, and which have been prepared or maintained by the Administrator or any third party on behalf of the Administrator;
               (iii) the Administrator’s refusal or failure to comply with the terms of this Agreement or the Administrator’s lack of good faith, or its actions, or lack thereof, involving negligence or willful misfeasance;
               (iv) the breach of any representation or warranty of the Administrator hereunder;

               (v) following any instructions or other directions reasonably believed to be requests of the Administrator or otherwise duly authorized, and upon which JPMorgan is authorized to rely pursuant to the terms of this Agreement;
               (vi) any delays, inaccuracies, errors in or omissions from information or data provided to JPMorgan by the Administrator, the Trust’s investment advisers and/or sub-advisers, and providers of other services such as data services, corporate action services, pricing services or securities brokerage;
               (vii) the offer or sale of shares by the Trust in violation of any requirement under the Federal securities laws or regulations or the securities laws or regulations of any state, or in violation of any stop order or other determination or ruling by any Federal agency or any state agency with respect to the offer or sale of such shares in such state (1) resulting from activities, actions, or omissions by the Trust or its other service providers and agents, or (2) existing or arising out of activities, actions or omissions by or on behalf of the Trust prior to the effective date of this Agreement;
               (viii) any failure of the Trust’s registration statement to comply with the Securities Act of 1933, as amended, (the “1933 Act”) and the 1940 Act (including the rules and regulations thereunder) and any other applicable laws, or any untrue statement of a material fact or omission of a material fact necessary to make any statement therein not misleading in a Trust’s prospectus;
               (ix) the actions taken by the Trust, its investment adviser and/or sub-advisers, and its distributor in compliance with applicable securities, tax, commodities and other laws, rules and regulations, or the failure to so comply; and
               (x) all actions, inactions, omissions, or errors caused by third parties to whom the Administrator or the Indemnitees have assigned any rights and/or delegated any duties under this Agreement at the request of or as required by the Administrator, the Trust, its investment advisers, distributor, administrator or sponsor.
          C. In addition to and not in limitation of paragraph B immediately above, the Administrator also agrees to indemnify and hold the Indemnitees and each of them harmless from and against any and all Losses that may be imposed on, incurred by, or asserted against, the Indemnitees or any of them in connection with or arising out of JPMorgan’s performance under this Agreement, provided the Indemnitees have not acted with negligence or engaged in willful misconduct.
          D. In performing its services hereunder, JPMorgan shall be entitled to rely on any oral or written instructions, notices or other communications, including electronic transmissions, from the Administrator, the Trust and its custodians, officers and directors, investment advisers and sub-advisers, investors, agents and other service providers which JPMorgan reasonably believes to be genuine, valid and authorized. JPMorgan shall also be entitled to consult with and rely on the advice and opinions of outside legal counsel and public accountants retained by the Administrator or the Trust, as necessary or appropriate.
          E. Anything in this Agreement to the contrary notwithstanding, in no event shall JPMorgan be liable for any indirect, incidental, special or consequential losses or damages of any kind whatsoever (including but not limited to lost profits), even if JPMorgan has been advised of the likelihood of such loss or damage and regardless of the form of action in which any such loss or damage may be claimed. This provision shall survive the termination of this Agreement.
     18. TERMINATION
          A. The provisions of this Agreement shall be effective on the date first above written, shall remain in full force and effect for one year (“Initial Term”) from that date and shall continue in force for each one year period thereafter (“Renewal Term”), but only so long as such continuance is approved by JPMorgan and the Administrator.
          B. Either party may terminate this Agreement at the end of the Initial Term or at the end of any subsequent Renewal Term by giving the other party at least ninety (90) days’ prior written notice of such termination specifying the date fixed therefore. In the event this Agreement is terminated by the Administrator prior to the end of the Initial Term or any subsequent Renewal Term, the Administrator shall make a one-time cash payment to JPMorgan in consideration of services provided under this Agreement, and not as a penalty, equal to the remaining balance of the fees payable to JPMorgan under this Agreement through the end of the Initial Term or Renewal Term, as applicable. In the event this Agreement is terminated by the JPMorgan prior to the end of the Initial Term or any subsequent Renewal Term, the Administrator shall not be obligated to pay to JPMorgan the remaining balance of the fees payable to JPMorgan under this Agreement through the end of the Initial Term or Renewal Term, as applicable. The Administrator shall reimburse JPMorgan for any out-of-pocket expenses and disbursements (“out-of-pocket expenses”) reasonably incurred by JPMorgan in connection with the services provided under this Agreement within 30 days of notification to the Administrator of such out-of-pocket expenses regardless of whether such out-of-pocket expenses were incurred before or after the termination of this Agreement.
          Notwithstanding the foregoing, following any such termination, in the event that JPMorgan in fact continues to perform any one or more of the services contemplated by this Agreement with the consent of the Administrator, the provisions of this Agreement, including without limitation the provisions dealing with compensation and indemnification, shall continue in full force and effect. Such continuation of performance by JPMorgan shall not constitute a waiver of any of rights or remedies offered JPMorgan under this Agreement or otherwise. Fees and out-of-pocket expenses incurred by JPMorgan but unpaid by the Administrator upon such termination shall be immediately due and payable upon and notwithstanding such termination.
          C. If a party materially fails to perform its duties and obligations hereunder (a “Defaulting Party”) resulting in a material loss to another party, such other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party, which such notice shall set forth with sufficient detail the nature of the breach. The Defaulting Party shall have ninety (90) days from its receipt of notice to cure the breach. If such material breach shall not have been remedied to commercially reasonable operating standards, the Non-Defaulting Party may terminate this Agreement by giving sixty (60) days written notice of such termination to the Defaulting Party. If JPMorgan is the Non-Defaulting Party, its termination of this Agreement shall not constitute a waiver of any rights or remedies with respect to services it performed prior to such termination, or the right of JPMorgan to receive such compensation as may be due as of the date of termination or to be reimbursed for all reasonable out-of-pocket expenses. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against a Defaulting Party.
          D. Unless this Agreement has been terminated in accordance with this Section, the terms and provisions of this Agreement shall become automatically applicable to any entity that is a successor to the Administrator or any Administrator as a result of reorganization, recapitalization or change of domicile.
          E. JPMorgan will be entitled to collect from the Administrator all reasonable expenses incurred in conjunction with termination of this Agreement, including but not limited to out-of-pocket expenses, employee time, system fees and fees charged by third parties with whom JPMorgan has contracted.
     19. SERVICES FOR OTHERS.
          Nothing in this Agreement shall prevent JPMorgan or any affiliated person (as defined in the 1940 Act) of JPMorgan from providing services for any other person, firm or corporation (including other investment companies); provided, however, that JPMorgan expressly represents that it will undertake no activities that, in its judgment, will adversely affect the performance of its obligations to the Administrator under this Agreement.
     20. COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS.
          A. The parties hereto acknowledge and agree that nothing contained herein shall be construed to require JPMorgan to perform any services for the Administrator that could cause JPMorgan to be deemed an “investment adviser” of the Trust within the meaning of Section 2(a)(20) of the 1940 Act or to supersede or contravene the Trust’s prospectus or statement of additional information or any provisions of the 1940 Act and the rules thereunder. Except as otherwise provided in this Agreement and except for the accuracy of information furnished to it by JPMorgan, the Administrator and the Trust assumes full responsibility for complying with all applicable requirements of the 1940 Act, the 1933 Act, and any other laws, rules and regulations of governmental authorities having jurisdiction.
          B. Regulatory Requirements and Changes. JPMorgan will use commercially reasonable efforts to develop and implement changes to the recordkeeping systems it uses so that the data processing services provided under this Agreement continue to comply with applicable regulations and rules of regulatory authorities. With respect to each change in the recordkeeping systems necessitated by regulatory matters, excluding routine, annual regulatory maintenance changes applying to existing regulatory matters (e.g., including, but not limited to, tax position forms or magnetic tape/filing changes), the Administrator will pay its proportionate share of JPMorgan’s direct vendor costs based upon the ratio of the number of the Trust’s shareholder accounts then serviced by JPMorgan, to the total number of shareholder accounts then serviced by JPMorgan for all of its clients affected by the change. “Each change” as stated previously, is defined as those modification(s) necessary to comply with regulatory requirements or changes (for example, all modifications required to support SEC Redemption Fee Rule 22c-1, or changes to IRS 1099-B Reporting, Anti-Money Laundering, NSCC Processing/Interface changes, etc.).
21.	LIMITATION OF LIABILITY OF ADMINISTRATOR, STANDARD OF CARE, TRUST’S REPRESENTATIONS AND WARRANTIES.
          A. It is expressly agreed that the obligations of the Administrator hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Administrator, personally, but bind only the corporate assets of the Administrator.
          B. Standard of Care; Uncontrollable Events; Limitation of Liability. JPMorgan shall use reasonable professional diligence to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Administrator for any action taken or omitted by JPMorgan in the absence of bad faith, willful misfeasance, gross negligence or reckless disregard by it of its obligations and duties. The duties of JPMorgan shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against JPMorgan hereunder.
          JPMorgan shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. In the event of equipment failures beyond JPMorgan’s reasonable control, JPMorgan shall take all steps necessary to minimize service interruptions but shall have no liability with respect thereto. JPMorgan shall endeavor to enter into one or more agreements making provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available. Upon the Administrator’s reasonable request, JPMorgan shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, JPMorgan assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond JPMorgan’s reasonable control include, without limitation, force majeure events. In the event of force majeure, computer or other equipment failures or other events beyond its reasonable control, JPMorgan shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.
          JPMorgan shall provide the Administrator, at such times as the Administrator may reasonably require, copies of reports rendered by independent public accountants on the internal controls and procedures of JPMorgan relating to the services provided by JPMorgan under this Agreement.

          C. Representations and Warranties of the Administrator
     The Administrator represents and warrants to JPMorgan that:
               (i) It is a corporation duly incorporated and validly existing under the laws of the jurisdiction of its formation, and has full capacity and authority to enter into this agreement and to carry out its obligations hereunder;
               (ii) It has all necessary authorizations, licenses and permits to carry out its business as currently conducted;
               (iii) It has been in, and shall continue to be in compliance in all material respects with all laws and regulations applicable to its business and operations and that it is not aware of any investigation commenced by the SEC or any other regulatory or self-regulatory organization, or any proceeding or threatened proceeding that concerns the Administrator;
               (iv) This Agreement has been duly authorized by the Administrator and, when executed and delivered by the Administrator, will constitute a legal, valid and binding obligation of the Administrator, enforceable against the Administrator in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties;
               (v) As of the close of business on the effective date of this Agreement, each Fund has authorized unlimited shares; and
               (vi) By virtue of its Declaration of Trust, shares of each Fund which are redeemed by the Trust may be sold by the Trust from its treasury.
          The Administrator also represents and warrants that (i) the Trust has adopted the written AML Program that has been submitted to JPMorgan pursuant to Paragraph 2.L., and has appointed an officer of the Trust as the Trust’s anti-money laundering compliance officer (“AML Compliance Officer”), (ii) the AML Program and the designation of the AML Officer have been approved by the Board, (iii) the delegation of certain services thereunder to JPMorgan, as provided in Paragraph 6, has been approved by the Trust’s Board of Trustees, and (d) the Trust will submit any material amendments to the AML Program to JPMorgan for JPMorgan’ review and consent prior to adoption in accordance with Paragraph 2.M.
     22. SEVERABILITY.
          In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

     23. QUESTIONS OF INTERPRETATION.
          This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to said 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order.
     24. CONFIDENTIALITY
          A. Without the prior consent of the other party, no party shall disclose Confidential Information (as defined below) of any other party received in connection with the services provided under this Agreement. The receiving party shall use the same degree of care as it uses to protect its own confidential information of like nature, but no less than a reasonable degree of care, to maintain in confidence the Confidential Information of the disclosing party. The foregoing provisions shall not apply to any information that (i) is, at the time of disclosure, or thereafter becomes, part of the public domain through a source other than the receiving party, (ii) is subsequently learned from a third party that, to the knowledge of the receiving party, is not under an obligation of confidentiality to the disclosing party, (iii) was known to the receiving party at the time of disclosure, or (iv) is generated independently by the receiving party, or (v) is disclosed pursuant to applicable law, subpoena, applicable professional standards, request of a governmental or regulatory agency, or other process. The parties further agree that a breach of this provision would irreparably damage the other party and accordingly agree that each of them is entitled, in addition to all other remedies at law or in equity, to an injunction or injunctions without bond or other security to prevent breaches of this provision.
          B. For the purpose of this Section, Confidential Information shall mean Technical Elements (as defined below), any information identified by either party as “Confidential” and/or “Proprietary” or which, under all of the circumstances, ought reasonably to be treated as confidential and/or proprietary, or any nonpublic information obtained hereunder concerning another party. JPMorgan retains the right to use its knowledge, experience, and know-how, including processes, ideas, concepts and techniques developed in the course of performing the services.
          C. In connection with performing its services under this Agreement, JPMorgan may use certain data, modules, components, designs, utilities, subsets, objects, program listings, tools, models, methodologies, programs, systems, analysis frameworks, leading practices, data bases, screen formats, report formats, interactive design technologies, documentation manuals and specifications (“Technical Elements”). Certain Technical Elements were owned or developed by JPMorgan prior to, or independently from, its engagement hereunder and are the sole and exclusive property of JPMorgan and JPMorgan retains all rights thereto; and certain other Technical Elements consist of third party works and products which

JPMorgan has acquired the right to use. The Trust shall have no rights in the Technical Elements. The Trust agrees to treat all Technical Elements as Confidential Information.
          D. Nonpublic personal financial information relating to consumers or customers of the Trust provided by, or at the direction of the Trust to JPMorgan, or collected or retained by JPMorgan in the course of performing its duties as transfer agent shall remain the sole property of the Trust. JPMorgan shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of JPMorgan except at the direction of the Trust or as required or permitted by law (including Applicable AML Laws). JPMorgan represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Trust. The Trust represents to JPMorgan that it has adopted a Statement of its privacy policies and practices as required by Regulation S-P and agrees to provide JPMorgan with a copy of that statement annually.
          The provisions of this Section shall survive the termination of this Agreement. The parties agree to comply with any and all regulations promulgated by the SEC or other applicable laws regarding the confidentiality of shareholder information.
     25. NOTICES.
          All notices required or permitted under this Agreement shall be in writing and shall be deemed effective on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of telex or facsimile, whichever occurs first, or upon receipt if by mail to the parties at the following address (or such other address as a party may specify by notice to the other):

To the Administrator:	Diamond Hill Capital Management, Inc.
325 John H. McConnell Boulevard, Suite 200
Columbus, Ohio 43215
Attention: R.H. Dillon

To JPMorgan:	JPMorgan Chase Bank, N.A.
303 Broadway, Suite 1100
Cincinnati, Ohio 45202
Attention: Roy E. Rogers
     26. AMENDMENT.
          This Agreement may not be amended or modified except by a written agreement executed by all parties.

     27. BINDING EFFECT.
          Each of the undersigned expressly warrants and represents that he or she has the full power and authority to sign this Agreement on behalf of the party indicated, and that his or her signature will operate to bind the party indicated to the foregoing terms.
     28. COUNTERPARTS.
          This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     29. FORCE MAJEURE.
          Notwithstanding any other provision of this Agreement, JPMorgan assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control, including and without limitation, acts of God, interruption of power or other utility, transportation, mail, or communication services, acts of civil or military authority, sabotages, war, terrorism, insurrection, riots, national emergencies, explosion, flood, accident, earthquake or other catastrophe, fire, strike or other labor problems, legal action, present or future law, actions, decrees or orders of governmental bodies, rule or regulation, or shortages of suitable parts, materials, labor or transportation.
     30. MISCELLANEOUS.
          The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.
          Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.
     IN WITNESS WHEREOF, the Administrator and JPMorgan have each caused this Agreement to be executed as of the day and year first above written.

DIAMOND HILL CAPITAL MANAGEMENT, INC.
By:
Its: President

JPMORGAN CHASE BANK, N.A.
By:
Its: Senior Vice President

Schedule A
January 1, 2008
SUB-ADMINISTRATION SERVICES
     In consideration of the compensation detailed in this Agreement, JPMorgan shall perform the following administration services as applicable:
     1. Prepare and file post-effective amendments to the registration statements, Form N-CSR, Form N-Q and other documents on behalf of the Funds with the Securities and Exchange Commission and other federal and state regulatory authorities as required by law.
     2. Coordinate the scheduling of Board of Trustees’ meetings, prepare the appropriate reports to the trustees and record and maintain the minutes.
     3. Prepare financial statements and supporting statements, footnotes, per share information and schedule of investments for the inclusion in the semiannual and annual reports.
     4. Prepare and maintain the necessary journals and schedules to report the required information on Form N-SAR.
     5. Maintain all books and records of each Fund as required by federal and state laws.
     6. Coordinate the preparation, filing and distribution of proxy materials and periodic reports as required by law.
     7. Coordinate and monitor third-party services.
     8. File all necessary documentation upon reciept, whether from the Administrator or the Trust’s Custodian, of notices of Class Actions that a Fund may be join as a plaintiff.

Schedule B
January 1, 2008
SUB-TRANSFER AGENCY AND SHAREHOLDER SERVICES
     In consideration of the compensation detailed in this Agreement, JPMorgan shall perform the following transfer agency and shareholder services as applicable:
Shareholder Accounts
     1. Establish new shareholder accounts
     2. Record changes to shareholder registration information
     3. Process shareholder purchase and redemption orders
     4. Process shareholder transfer and exchange requests
     5. Issue periodic statements for shareholders
     6. Provide shareholders with JPMorgan’s standard shareholder statement and confirmation package
     7. Issue transaction confirmations
     8. Process dividend payments, including the purchase of new shares through dividend reimbursement
     9. Prepare shareholder tax information, i.e., Form 1099, 1042, and 5498
     10. Maintain shareholder account documentation
     11. Answer telephone inquiries and accept financial transactions from shareholders and their properly designated representative
     12. Provide servicing support for broker-dealers
     13. Withhold taxes on U.S. Resident and non-resident alien accounts
     14. Reply to shareholder calls and correspondence
     15. Cancel share certificates
     16. Provide lost-shareholder services in accordance with Rule 17Ad-17 of the Securities Exchange Act of 1934

     17. Direct processing of checks, wires, and ACH
Sales Load Processing
     1. Support front-end, level-load, and CDSC share classes
     2. Calculate fees due under Rule 12b-1 plans for distribution and marketing expense
     3. Track and pay sales commissions on direct shareholder purchases
*NSCC Services
     1. FundServ
     2. Networking
     3. CommissionServ
     4. ACATS
     5. ToRA
     6. Mutual Fund Profile
     7. DCC&S

*     NSCC Services may be subject to set-up charges and ongoing fees in accordance with this Agreement.
Shareholder Records
JPMorgan shall maintain records for each shareholder account showing the following:
     1. Names, addresses and tax identifying numbers;
     2. Name of the dealer of record, if any;
     3. Number of shares held of each Fund;
     4. Historical information regarding the account of each shareholder, including dividends and distributions in cash or invested in shares;
     5. Information with respect to the source of all dividends and distributions allocated among income, realized short-term gains and realized long-term gains;

     6. Any instructions from a shareholder including all forms furnished by the Trust and executed by a shareholder with respect to (i) dividend or distribution elections and (ii) elections with respect to payment options in connection with the redemption of shares;
     7. Any correspondence relating to the current maintenance of a shareholder’s account;
     8. Certificate numbers and denominations for any shareholder holding certificates;
     9. Any stop or restraining order placed against a shareholder’s account;
     10. Information with respect to withholding in the case of a foreign account or any other account for which withholding is required by the Internal Revenue Code of 1986, as amended; and
     11. Any information required in order for JPMorgan to perform the calculations contemplated under this Agreement.
Returned Checks
     In the event that JPMorgan is notified by the Trust’s Cash Management Bank that any check or other order for the payment of money is returned unpaid for any reason, JPMorgan will:
     1. In the absence of other instructions from the Trust, take such steps as may be necessary to redeem any shares purchased on the basis of such returned check and cause the proceeds of such redemption plus any dividends declared with respect to such shares to be credited to the account of the Trust and to request the Trust’s Cash Management Bank to forward such returned check to the person who originally submitted the check; and
     2. Upon notification of the Trust, collect any fees from the person who originally submitted the check including losses to the Trust resulting from the returned check.
Uncashed Checks
     For shareholders who select to receive distributions or redemptions in cash and the U.S. Postal Service cannot deliver their checks or if their checks remain uncashed for 90 days, JPMorgan will reinvest the amount uncashed check into their account at the then current NAV and their account will be converted to the reinvest option. No interest will accrue on an amount represented by uncashed distribution checks. JPMorgan will make commercially reasonable attempts to contact the shareholder prior to taking the action described above.
Lost or Stolen Certificates
     JPMorgan shall place a stop notice against any certificate reported to be lost or stolen and comply with all applicable federal regulatory requirements for reporting such loss or alleged misappropriation. New certificates shall not be issued. Replacement shares will be issued in book form only upon:
          (i) The shareholder’s pledge of a lost instrument bond or such other appropriate indemnity bond issued by a surety company approved by JPMorgan; and
          (ii) Completion of a release and indemnification agreement signed by the shareholder to protect JPMorgan and its affiliates.

Schedule C
January 1, 2008
SPECIAL SERVICES AND REPORTS
Customized Reports
Reports are created based on the Trust’s design specification and are scheduled to be created on a set schedule such as daily, weekly, every 2 weeks, monthly, quarterly or annually. Programming for requests is $___ an hour and there is a one-time set-up fee of $___.
Fee Schedule:

Frequency	Charge
Daily	$Per Month
Weekly	$Per Month
Every 2 Weeks	$Per Month
Monthly	$Per Month
Quarterly	$Per Quarter
Annually	$Annually
On Demand Reports
The charge is $___ per request for reports requested with the Trust’s specifications one time and not on a set schedule. If such an on demand report were requested with the same criteria as a previous request the charge would be $___. If programming time exceeds 2 hours, a $___ per hour charge will apply.
Early Cash Reporting
Early Cash Reporting provides the Trust’s investment advisors preliminary cash estimates for shareholder activity daily by 7:30 a.m. ET for fluctuating NAV funds. The reporting allows investment advisors to forecast future cash inflows and outflows from shareholder activity prior to the FINAL cash figures being available from JPMorgan at 9:30 a.m. ET. The preliminary cash estimates are subject to change. The information is available via a Secured Internet Site.
Fee Schedule:
One-time set-up fee $___
Monthly fee $___

Schedule D
January 1, 2008
COMPENSATION FOR SUB-ADMINISTRATION SERVICES
     Each Fund will pay JPMorgan, on the first business day following the end of each month, a fee based on its average daily net assets during such month as follows:

Percentage Rate	Average Daily Net Assets
0.0250%	First $2,500,000,000
0.0200%	Next $1,000,000,000
0.0175%	Over $3,500,000,000
COMPENSATION FOR SUB-TRANSFER AGENCY AND SHAREHOLDER SERVICES
     Each class of each Fund will pay JPMorgan, on the first business day following the end of each month, an annual per account charge as follows:

Open Accounts
Fund Direct	$20.00
Networking Level III	$14.50
Closed Accounts	$4.00
     JPMorgan will charge each IRA shareholder account an annual fee of $___ per account for the additional servicing work for IRA accounts. The additional servicing work is set forth in Attachment A of the Retirement Plan Services Addendum attached to this Agreement.
     Each Fund will reimburse JPMorgan for out-of-pocket expenses incurred in the performance of its services under this Agreement.

Schedule E
January 1, 2008
EXAMPLES OF TRUST EXPENSES
     Trust expenses may include, but are not limited to costs and expenses of:
     1. Meetings of the Board of Trustees and shareholders of the Trust, including costs and expenses of Fund officers and employees of JPMorgan in attending such meetings;
     2. All regulatory filings, postage, envelopes, checks, drafts, continuous forms, bank charges, reports, communications, proxies (including production, legal fee and administrative costs), statements and other materials;
     3. File interface expenses (e.g., Blue Sky, Expeditor and other distribution partners);
     4. Label file creation;
     5. Blue Sky filing fees;
     6. Typesetting and printing of all documents;
     7. EDGARization;
     8. Confirmations, statements, fulfillment and any other shareholder correspondence;
     9. Use of outside pricing services;
     10. Use of outside solicitation, tabulation and mailing firms;
     11. Necessary outside record storage, record destruction, document shredding, media for storage of records (e.g., microfilm, microfiche, computer tapes);
     12. Costs and fees, including employee time and system expenses, associated with exception processing and resolution of errors not caused by JPMorgan; and
     Postage for mailings of dividends, proxies, reports and other mailings to all shareholders shall be advanced to JPMorgan three business days prior to the mailing date of such materials.

Addendum 1
JPMorgan Chase Bank, N.A.
Anti-Money Laundering Program Service Addendum
     This Addendum is entered into as of January 1, 2008 by and between JPMorgan Chase Bank, N.A. (“JPMorgan”) and the Diamond Hill Capital Management, Inc., (“Administrator”).
     WHEREAS, JPMorgan and Administrator entered into a Sub-Transfer Agency Agreement dated as of January 1, 2008 (the “Service Agreement”) as amended; and
     WHEREAS, JPMorgan and Administrator wish to enter into an Addendum to the Service Agreement;
     NOW, THEREFORE, in consideration of the promises and mutual covenants contained in this Agreement, the Administrator and JPMorgan agree as follows:
     1. To the services described in the Service Agreement shall be added the Anti-Money Laundering Program Service (“AML Service”) in accordance with the Service Description document (Attachment A to this Addendum). To the fees described in the Service Agreement shall be added fees described in Attachment B to this Addendum, which shall apply only to the AML Service. All other full or partial sections left unchanged in the Services Agreement shall remain the same throughout the term of this Addendum.
     2. All terms utilized in this Addendum which are defined in the Service Agreement shall have the meaning set forth in the Service Agreement, unless the context otherwise requires.
     3. Except as specifically amended in this Addendum, the Service Agreement shall continue in full force and effect and be binding upon the parties notwithstanding the execution and delivery of this Addendum.
     4. To facilitate execution, this Addendum may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same Agreement.
     5. This Addendum shall be binding upon the parties and, to the extent permitted by the Service Agreement, their respective successors and assigns.
     6. This Addendum shall be governed by and construed in accordance with the laws of the State or Commonwealth specified in the Service Agreement or in the state of Ohio if none is specified elsewhere.
     7. The AML Service shall begin on the date of this Addendum and shall automatically renew on the anniversary of the Service Agreement for each successive term, unless canceled by either party as provided below. Either party may terminate this service in full by giving ninety (90) days prior written notice to the other party at any time regardless of when the Service Agreement or this Addendum expires. All fees and minimum charges shall apply only until the termination date of the current renewal term.
     8. The Trust acknowledges and agrees that deviations from JPMorgan’s written transfer agent operational and compliance procedures may involve a substantial risk of loss. In the event an authorized representative of the Trust requests that an exception be made from any written compliance or transfer agency procedures adopted by JPMorgan, or any requirements of the Trust’s AML Program, JPMorgan may in its sole discretion determine whether to permit such exception. In the event JPMorgan determines to permit such exception, the same shall become effective when set forth in a written instrument executed by an authorized representative of the Trust (other than an employee of JPMorgan) and delivered to JPMorgan (an “Exception”); provided that an Exception concerning the requirements of the Trust’s AML Program shall be authorized by the Trust’s AML Compliance Officer. An Exception shall be deemed to remain effective until the relevant instrument expires according to its terms (or if no expiration date is stated, until JPMorgan receives written notice from the Trust that such instrument has been terminated and the Exception is no longer in effect). Notwithstanding any provision in this Addendum or the Service Agreement that expressly or by implication provides to the contrary, as long as JPMorgan acts in good faith, neither JPMorgan nor its directors, officers, employees, shareholders, agents, control persons or affiliates of any thereof shall be subject to any liability (whether with or without basis in fact or law) for, or any and all losses, damages, claims, suits, actions, demands, or expenses, including legal fees and expenses and investigation expenses, of any and every nature, incurred by the Trust resulting from the Exception., Furthermore, the Trust shall indemnify and hold harmless JPMorgan, its shareholders, directors, officers, employees agents, control persons or affiliates of any thereof from and against any and all losses, damages, claims, suits, actions, demands, or expenses, including legal fees and expenses and investigation expenses, of any and every nature, resulting to JPMorgan there from.
     9. The Trust also represents and warrants that (i) the Trust has adopted the written AML Program including any related Policies and Procedures that has been submitted to JPMorgan, and has appointed an officer of the Trust as the Trust’s AML Compliance Officer, (ii) the AML Program and the designation of the AML Compliance Officer have been approved by the Trust’s Board of Trustees (the “Board), (iii) the delegation of certain services thereunder to JPMorgan, as provided below, has been approved by the Board, and (d) the Trust will submit any material amendments to the AML Program to JPMorgan for JPMorgan’s review and consent prior to adoption.
     10. The Trust acknowledges that it is responsible for updating its shareholder documents including but not limited to prospectuses, statements of additional information, new account applications and website disclosures for the purpose of providing shareholders with appropriate notices and disclosures that are to be provided to shareholders under the Act.
     11. The Trust acknowledges its responsibility to file with FinCEN under Section 314(b) of the Act if it wishes to engage in information sharing with other financial institutions.

     12. The Trust is responsible for conducting an independent audit of its AML Program on a periodic basis as required by law.
     IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed as of the day and year first above written.

Diamond Hill Capital Management, Inc.	JPMorgan Chase Bank, N.A.

By:	By:

Print Name:	Print Name:

Print Title:	Print Title:

Date:	Date:

Attachment A
Anti-Money Laundering Program Service
Service Description Document
JPMorgan as Sub-Transfer Agent for the Trust agrees to perform the procedures as described below as required by the USA PATRIOT Act of 2001 (the “Act”) and applicable sections of the Bank Secrecy Act and the Internal Revenue Service Code.
     1. JPMorgan will perform the AML procedures described below in accordance with the Trust’s written AML Program. JPMorgan will:
          a. Develop and implement an anti-money laundering program reasonably designed to detect activities indicative of money laundering and achieve compliance with such regulatory requirements applicable to money laundering;
          b. Provide the Trust’s AML Compliance Officer with a copy of JPMorgan’s AML Program;
          c. Monitor the mutual fund accounts of Trust’s shareholders for suspicious activity;
          d. Apply “Red Flag” monitoring of fund direct account activity to detect potential suspicious activity;
          e. Investigate potential suspicious activity using commercially reasonable means and provide the Trust’s AML Compliance Officer with investigation results for review and action;
          f. Implement training programs to educate JPMorgan’s officers and employees regarding its anti-money laundering policies and procedures;
          g. Designate a compliance officer with sufficient authority to oversee JPMorgan’s anti-money laundering policies and procedures and to interact with the Trust’s AML Compliance Officer;
          h. Conduct an independent audit of JPMorgan’s anti-money laundering policies and procedures on an periodic basis as required by law;
          i. Provide the Trust’s AML Compliance Officer with a report of the independent audit findings;
          j. Provide the Trust’s AML Compliance Officer with periodic reports regarding the administration of JPMorgan’s AML Program;
          k. Search the Trust’s shareholder files that are maintained by JPMorgan as requested by the Federal Crimes Enforcement Center (FinCEN);

          l. Provide appropriate Federal agencies with information and records relating to JPMorgan’s anti-money laundering program including results of inspections related to its anti-money laundering program;
          m. File IRS Form 8300 reports as required;
          n. Check shareholder names against lists of known or suspected terrorists or terrorist organizations such as those persons and organizations listed on Treasury’s Office of Foreign Assets Control (OFAC) or other lists as designated by the government using commercially available or proprietary databases; and,
          o. Retain records on behalf of the Trust as required by the Act.
     2. JPMorgan will perform the following procedures pursuant to the requirements of the Customer Identification Program in accordance with Section 326 of the USA PATRIOT Act and consistent with the Trust’s AML Program policies and procedures and Section IX above. Specifically:
          a. The Trust authorizes JPMorgan to accept only those new accounts for which the elements required by law are presented.
          b. In the event the required elements (above) are not provided, JPMorgan shall make reasonable efforts to obtain the missing information within one business day of receipt of the new account application. JPMorgan will not open any account without the required elements.
          c. The Trust authorizes JPMorgan to refuse to open any account whose owner’s identity it is unable to verify to its satisfaction without consultation with the Trust and in accordance with the Trust’s AML Program policies and procedures and Section IX of this Addendum.
          d. The Trust authorizes JPMorgan to employ commercially available or proprietary databases to verify the identity of shareholders as described by JPMorgan’s AML Program and as required by law.
          e. In the event that a discrepancy arises related to the verification of a shareholder’s identity, JPMorgan will make commercially reasonable efforts to resolve the discrepancy to verify the identity of the shareholder to its satisfaction and without consultation with the Trust and in accordance with the Trust’s AML program policies and procedures and Section IX of this Addendum.
          f. The Trust authorizes JPMorgan to open accounts for non-US persons only if:
               i. The account is opened through a broker-dealer with whom the Fund or its principal underwriter has an established dealer agreement; and

               ii. The broker-dealer is a U.S.-registered firm; and
               iii. (A) The broker-dealer through which the account is established has provided the necessary certifications to the Fund or its principal underwriter regarding its anti-money laundering program; or
                    (B) The Trust specifically directs JPMorgan in writing to accept the account and certifies to JPMorgan that it has verified the identity of the shareholder.
          g. The Trust delegates to and authorizes JPMorgan to request and obtain AML program certifications as may be required from qualified financial institutions for the purposes of selling shares of the Trust through the qualified financial institution and, in the absence of such certification, JPMorgan shall not accept orders from an uncertified financial institution except as specifically directed by the Trust in writing and in accordance with Section IX of this agreement.

Attachment B
Anti-Money Laundering
Program Services
Fee Schedule
The following fee schedule shall be effective upon execution of this Addendum. The Trust will be assessed fees for all qualified new accounts as identified in the Trust’s AML Program policies and procedures.

Verification of Customer Identity	$2.50 per new account opened*

Government List Searches	$included

*	File transmission fees may apply

Addendum 2
IRA Custodial Services Addendum
     This Addendum is made and entered into this 1st day of January, 2008, by and between JPMorgan Chase Bank, N.A. (“JPMorgan”), 303 Broadway, Suite 1100 Cincinnati, Ohio 45202, and Diamond Hill Funds (the “Trust”), 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 45202.
     WHEREAS, JPMorgan wishes to serve as custodian under the Trust’s Traditional Individual Retirement Account (“IRA”), Roth IRA, SEP IRA, and Coverdell Educational Savings Account Custodial Agreements (the “Accounts”); and
     WHEREAS, the Trust wishes to engage JPMorgan to serve as the custodian of record for each Account under the custodial agreement for that Account (each a “Custodial Agreement”);
     NOW THEREFORE, the parties agree as follows:
     1. The Trust hereby appoints JPMorgan to act as Custodian of each Account. JPMorgan accepts such appointment and agrees to perform all services necessary or required pursuant to each Custodial Agreement or pursuant to the terms of the Agreement or this Amendment, including the services required as set forth on Schedule A hereto (collectively, the “Services”).
     2. In its capacity as Custodian of the Accounts, JPMorgan will act only as a Bank Custodian (within the meaning of Section 1.408(a)(2) of the Internal Revenue Code) and will not have any discretion to direct investments within any of the Accounts.
     3. JPMorgan shall keep and maintain on behalf of the Trust all books and records that are customary or that are required to be kept in connection with the services to be rendered pursuant to the Custodial Agreement, the Agreement or this Amendment. These records will include, but not be limited to, Internal Revenue Service Forms 5305-A, 5305-RA, 5305-EA, 5305-SEP, account applications, custodial agreements, beneficiary designations, investment election forms, distribution forms, transfer and rollover forms, and federal tax forms (“Records”). Further, JPMorgan shall comply with any and all record retention, notice, return and other filing, statement, and servicing obligations and shall comply with all rules, regulations, and similar requirements under the Internal Revenue Code of 1986, as amended, and any other applicable laws.
     4. JPMorgan shall be compensated for providing the custodial services set forth in the Custodial Agreements, the Agreement and this Amendment. The annual custodial fee shall be $10.00 per Account holder, per Account type and will be charged to the Account or the holder of the Account in accordance with the applicable Custodial Agreement. The annual fee will be charged and payable within the month prior to December 31st of each such year, or at the time of account liquidation.

     IN WITNESS THEREOF, the undersigned, by their respective duly authorized officers, hereby execute this Agreement, effective on the day and year first written above.

Diamond Hill Funds	JPMorgan Chase Bank N.A.

By:	By:
Roy E. Rogers, Sr. Vice President

SCHEDULE A
SERVICES TO BE PERFORMED BY
JPMORGAN CHASE BANK, N.A.
FOR SPECIFIED RETIREMENT ACCOUNTS
Retirement Account Processing, Maintenance and Tax Reporting
•	New Account Set up: Traditional, Roth, SEP, Coverdell Education Savings Accounts

•	Process contributions and distributions for Account Holders

•	Process account transfers for Account Holders, as a result of divorce or death.

•	Mailing monthly/quarterly statements

•	Processing dividends and capital gain distributions

•	Notification of distribution requirements related to age 70 1/2

•	Maintaining beneficiary information on system

•	Calculating distributions, withdrawals, required withholding and other payments to Account Holders

•	Process annual custodial fee withdrawals, and collect any pre-paid custodial fees

•	Maintaining Account Holder records

•	Changing addresses for Account Holders

•	Preparing periodic reports on accounts, numbers of shares, etc. upon request

•	Preparation and filing of the appropriate federal tax forms, 1099R, 1099Q, 5498 and 5498ESA

•	Replying to shareholder correspondence and inquiries

•	Responding to telephone inquiries about Accounts

•	Annual review of custodial agreements for compliance

•	Complete annual W4P federal withholding solicitation

Addendum 3
i-online Sales Reporting
Service Description Document
Sublicense Agreement
and Service Addendum
This Agreement is entered into as of January 1, 2008 by and between JPMorgan Chase Bank, N.A. (“JPMorgan”) and Diamond Hill Capital Management, Inc., (“Client”).
     WHEREAS, JPMorgan and Client entered into a Sub-Administration and Transfer Agency Agreement dated as of January 1, 2008 (the “Service Agreement”); and
     WHEREAS, JPMorgan and Client agree that this Addendum forms a part of the Service Agreement;
     NOW, THEREFORE, it is agreed by and between the parties hereto as follows:
I. INTRODUCTION
This document provides a Service Description regarding Client’s use of the i-online Sales Reporting (“i-online”). This document describes the services and responsibilities, as agreed between Client and JPMorgan.
A.	Service Description

i-online Sales Reporting is a powerful sales reporting solution designed specifically for the financial services industry. This technology has many options that meet the sales reporting needs of product managers, sales and distribution managers, compensation officers and wholesalers. Data from mutual funds, annuities and separate accounts can be housed in the system so you can receive a complete picture across all of your product lines. Fund companies can also view information from the underlying omnibus/supermarkets to see which reps are selling their products. Wholesaler activity levels and compensation measures can be viewed using many of the numerous reports that are available.
II. SUBLICENSE AGREEMENT
This Sublicense Agreement (“Agreement”) is entered into between JPMorgan and Client (“Sublicensee”).
Whereas, JPMorgan has licensed the MARS System Software, a.k.a. i-online Sales Reporting (“Software”) from Phoenix American SalesFocus Solutions, Inc.
Whereas, JPMorgan desires to sublicense the Software to Sublicensee and Sublicensee desires to sublicense the Software from JPMorgan, on the terms and conditions set forth herein.

Now, therefore, the parties agree as follows:
JPMorgan hereby sublicenses the Software to Sublicensee and Sublicensee hereby sublicenses the Software from JPMorgan, on the condition that Sublicensee agrees as follows:
1.	it shall use the Software in object code format only;

2.	it shall not transfer the Software;

3.	it shall not assign, timeshare or rent the Software;

4.	it shall not gain title to the Software by virtue of this Sublicense;

5.	it shall not reverse engineer, disassemble or decompile the programs except for a single backup or archival copy;

6.	it disclaims, to the extent permitted by applicable law, SalesFocus Solution’s and JPMorgan’s liability for any damages, whether direct, indirect, incidental or consequential, arising from the use of the Software;

7.	it shall discontinue use and destroy or return to SalesFocus Solutions all copies of the Software at the termination of the Sublicense;

8.	it shall comply fully with all relevant export laws and regulations to assure that the Software is not exported in violation of export laws; and

9.	SalesFocus Solutions is a third party beneficiary of this Sublicense Agreement to the extent permitted by applicable law.

10.	it shall provide JPMorgan with a completed Annual Compliance Report in the form attached as Exhibit A setting forth the information specified concerning the types and numbers of Software and System users.
III. SERVICE DEFINITION
A.	Service Functions and Deliverables

The functions and deliverables described below comprise JPMorgan’s current support of the i-online Sales Reporting Service.

B.	Service Initiation and Acceptance

Upon receipt of authorization by Client for i-Online Sales Reporting Service, JPMorgan and the Client will determine detailed business requirements and agree to a service implementation schedule that includes the service initiation, installation and acceptance testing.

C.	Professional Services and Support

JPMorgan shall provide to Client, during JPMorgan’s normal business hours, telephone support regarding Client’s proper and authorized use of the latest release of the i-online Sales Reporting Service that is generally available to

JPMorgan’s i-Online Customer base (“Latest Release”). For any non-support-related assistance or consulting, Client may contract with JPMorgan for additional Professional Services in accordance with the Service Agreement.
ASSOCIATED FEES AND EXPENSES
IV. SERVICE FEES
None
V. PROFESSIONAL SERVICES
At Client’s request, JPMorgan will provide to Client consulting services, custom modification programming, and general support services relating to i-online Sales Reporting Service at the Professional Services hourly rate of $75 as well as any additional costs incurred by SalesFocus.
VI. ADDITIONAL SERVICES AND CHARGES
A.	JPMorgan shall perform the following tasks:
1.	Transaction resolution;

2.	SMA data files;

3.	Category updates;

4.	Client contact; and

5.	Rep reports.
B.	JPMorgan reserves the right to charge for services outside of the range of normal support services. These services will not be performed until the Client has provided written authorization to proceed.
VII. TERMINATION
This agreement may be terminated by either party with 60 days written notice.
Client shall have exclusive ownership of the data housed on the i-online system. Upon termination, Client shall receive all data in the form of a database. Programming fees for such database will be decided at the time of termination, an amount that is fair and agreed upon by all parties.
VIII. INVOICING
Service fees shall be invoiced following the Software installation date. Further, the Services Agreement thereof shall govern payment.
In Witness Whereof, the parties have executed this Agreement effective as of the date indicated above.

JPMorgan Chase Bank, N.A.	Diamond Hill Capital Management, Inc.

By:	By:

Title:	Title:

EXHIBIT A
ANNUAL COMPLIANCE REPORT

Type of Device
User Name		(desktop/laptop/	Device Name or
(position/title)	Location	handheld)	Number